UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

LiveRamp Holdings, Inc.

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Proxy Statement Supplement Dated July 8, 2024
To the Proxy Statement Furnished June 28, 2024 for the
Annual Meeting of Shareholders to Be Held on August 13, 2024
225 Bush Street, 17th Floor
San Francisco, CA 94104
888-987-6764
www.LiveRamp.com
Supplement to Proposal to Approve the Increase in the Number of Shares Available for Issuance under the Company’s Amended and Restated 2005 Equity Compensation Plan
(Proposal No. 2 of the Proxy Card)
The information below supplements the proxy statement of LiveRamp Holdings, Inc. (the “Company”) for its 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”), which was furnished to shareholders beginning on June 28, 2024 (the “Proxy Statement”). We are filing a proxy supplement (the “Supplement”) solely to clarify a potential ambiguity in the summary of the terms (the “Summary”) of the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc. (the “2005 Plan”) set forth in Proposal No. 2 of the Proxy Statement beginning on page 22 when read together with the Grants of Plan-Based Awards table (the “GPBA Table”) on page 62. The Summary and this Supplement are qualified in their entirety by reference to the 2005 Plan attached as Appendix A to the Proxy Statement. The Summary does not track the 2005 Plan terms word for word, nor does it explain how each provision of the 2005 Plan might apply to individual awards, summarize the Board’s or its Talent & Compensation Committee’s interpretation of each provision of the 2005 Plan or how the terms of the 2005 Plan interact with the terms in underlying grant agreements.
Clarification of Potential Ambiguity on Annual Awards Limits
A potential ambiguity may have been inadvertently created with respect to the application of annual individual award limits set forth in Section 14(e) of the 2005 Plan as it relates to multi-year, performance-based awards granted thereunder. While the Company does not believe this potential ambiguity is material in any respect as to any shareholder’s decision as to whether to vote for or against Proposal 2, the Company has decided to provide this clarification.
The Summary describes Section 14(e) of the 2005 Plan as follows:
There are limits (the “Limits”) as to how many shares may be granted to a participant. The Limits apply separately to two different categories of awards. With respect to stock options and/or SARs, the maximum number of shares of our common stock that may be granted to any one person in any 12-month period is 400,000 shares; likewise, with respect to restricted stock awards, RSUs, performance awards and any other stock unit awards, the maximum number of shares of our common stock that may be granted to any one person in any 12-month period is 400,000 shares. The Limits apply to each of these two groups of award types, not to each type of award, nor to all awards as a single group for any one year. As a result, a participant could receive awards totaling up to 800,000 shares in any one year under the 2005 Plan. For example, a participant could receive under the 2005 Plan stock options covering 400,000 shares and 400,000 RSUs. The Company has not previously issued awards to any one participant under the 2005 Plan in one 12-month period in excess of the Limits under the 2005 Plan, and it does not have any plans to do so.
As shown in the GPBA Table on page 62 of the Proxy Statement and explained in the Compensation Discussion & Analysis (CD&A) section of the Proxy Statement, the Company’s Chief Executive Officer, Mr. Scott Howe, was granted long-term incentive compensation awards consisting of 175,731 PSU awards (at target) and 117,155 time-based RSU awards. As explained in the CD&A and footnote 2 to the GPBA Table, the PSUs reported in the GPBA Table “represent potential share payouts with respect to PSU awards granted in fiscal 2024 that are subject to attainment of performance goals with the number of shares earned ranging from 0% to 200% of the target number of shares” based on our performance over a three-year period ended March 31, 2026, and are subject to a number of limitations.
The GPBA Table reports the threshold, target and maximum opportunities that each of the NEOs could earn with respect to their PSU awards, but it does not present the full realm of potential award outcomes and limitations. For example, as footnote 2 to the GPBA Table states, none (or 0%) of the reported PSU awards would vest if the threshold performance goals are not achieved, yet this is not reported within the body of the GPBA Table.
Similarly, there are possibilities in which an NEO could receive less than the maximum amount reflected in the GPBA Table, even if performance meets or exceeds maximum performance applicable to the awards. For instance, the portion of our PSU awards that is based on our total shareholder return (TSR) relative to the TSR of the Russell 2000 Index, measured by percentile ranking, over the three-year performance period ended March 31, 2026, can range from 0% to 200% of the target number of shares, but maximum performance is subject to a cap under certain circumstances. Our relative TSR must meet or exceed the 90th percentile of the Russell 2000 Index for these PSUs to vest at 200% of target. However, payout is capped at 100% if our absolute TSR is negative. This limit is not reflected in the GPBA Table, but is required by the terms of the award agreement. Rather, we report the maximum potential of each award in the GPBA Table, notwithstanding the fact the maximum could be capped at 100% if our absolute TSR is negative.
Another example would be the Limits in Section 14(e) of the 2005 Plan. As the Summary states, the 2005 Plan imposes the Limits on how many shares may be granted to a participant and any maximum award opportunity is subject to those Limits. Our form PSU grant agreement (which is issued to all employees who receive PSUs, including the NEOs) sets forth the opportunity for the participant to receive up to 200% of their target amount based on overperformance of the relevant performance criteria. Each such agreement also states, however, that if there is any conflict between the 2005 Plan and a grant agreement, the 2005 Plan shall control. Thus, if any PSU grant agreement would formulaically result in an award that exceeds the per-participant caps imposed by the Limits, the PSU award is subject to the Limits. Like the 100% cap applicable to our relative TSR PSUs, this limit is not reflected in the GPBA Table.
The GPBA Table shows that Mr. Howe could potentially receive more than 400,000 shares in the aggregate if both (i) his RSUs granted in fiscal 2024 vest over the three-year service period in accordance with their terms and (ii) his PSUs granted in fiscal 2024 vest at the highest level of performance, which together would result in him receiving 117,155 shares underlying his RSUs and 351,462 shares underlying his PSUs, for a total payout of 468,617 shares. It has come to our attention that this disclosure in the GPBA Table may create an ambiguity with respect to how the Limits apply to individual awards.
As explained in the CD&A, Mr. Howe’s PSUs are subject to two performance measures. The first performance measure is based on the “Rule of 40” and represents 70% of the total value of each award, and the second measure is based on our TSR relative to the TSR of the Russell 2000 Index and represents 30% of the total value of the award. Each component of his PSU awards provides for a maximum 200% overachievement opportunity. While the total award is subject to the Limits in the 2005 Plan, which means that total opportunity for Mr. Howe is capped at 400,000 shares, neither performance measure is itself so limited. Accordingly, the GPBA Table conservatively reports the aggregate amount of shares that Mr. Howe could formulaically receive under each component of the PSUs, without regard to the per-participant Limits set forth in Section 14(e) of the 2005 Plan.
The potential for varied performance under the two performance measures could create numerous payout scenarios. For example, if the Company achieves a 200% payout with respect to the relative TSR PSUs, but achieves less than threshold performance on the Rule of 40 PSUs, Mr. Howe’s award would not result in a payout in excess of the Limits. Only if the Company achieves exceptional performance under both the TSR PSUs and Rule of 40 PSUs could it be formulaically possible for Mr. Howe to earn more than 400,000 shares; however, any such combined payouts would be capped in accordance with the Limits set forth in Section 14(e) of the 2005 Plan.
We believe it is important for shareholders to understand the maximum payout under each PSU component, and our historic practice is to report PSU payouts at the combined maximum potential in the GPBA Table, regardless of potential aggregate award limitations. Accordingly, as stated in the Proxy

Statement, the Company has not previously issued awards to any one participant under the 2005 Plan in one 12-month period in excess of the Limits under the 2005 Plan, and it does not have any plans to do so.
Board of Directors’ Recommendation
The Board of Directors recommends that the shareholders vote FOR Proposal 2 to increase the number of shares available for issuance under the 2005 Plan. Approval of Proposal 2 requires a majority of the votes cast at the 2024 Annual Meeting.
Additional Information
Proxies that have already been submitted, and which are not subsequently revoked or changed as described below, will be voted at the 2024 Annual Meeting as indicated. Detailed information regarding voting procedures can be found in the Proxy Statement. In general, you may revoke your proxy and vote again by (i) delivering a notice of revocation or delivering a later-dated proxy to LiveRamp’s Corporate Secretary at LiveRamp Holdings, Inc., 301 Main Street, 2nd Floor, Little Rock, AR 72201; (ii) submitting another vote over the Internet or by telephone; or (iii) by attending and voting virtually via the Internet during the 2024 Annual Meeting. A shareholder’s last vote is the vote that will be counted. See Questions and Answers about the Proxy Materials and the 2024 Annual Meeting on pages 1 – 5 of the Proxy Statement. Should you have any questions or need any assistance in submitting your proxy card to vote your shares, please contact our proxy solicitor, Alliance Advisors, LLC, by email at sfreyman@allianceadvisors.com.
Except for the additional information with respect to Proposal 2, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement. To the extent that information in this Supplement differs from information disclosed in the Proxy Statement, the information in this Supplement applies.
The Proxy Statement and this Supplement have been filed with the Securities and Exchange Commission. We will furnish a copy of this Supplement to any shareholder by mail upon request to the Corporate Secretary, 301 Main Street, 2nd Floor, Little Rock, AR 72201. This Supplement and the Proxy Statement are also available in digital form for download or review in the “Financial Information — Annual Reports & Proxies” section of our investor relations website at https://investors.liveramp.com or at www.proxyvote.com.